Exhibit 99.1

City Office REIT Announces Second Quarter 2014 Results

VANCOUVER—August 14, 2014—City Office REIT, Inc. (NYSE: CIO), today announced its results for the quarter ended June 30, 2014.

Second Quarter Highlights

•	Achieved Core Funds From Operations (“Core FFO”) of $2.6 million, or $0.22 per fully diluted share;

•	Built a portfolio of 2.1 million square feet which was 92.5% leased at June 30, 2014, including recently signed leases not commenced;

•	Commenced new and renewal leases during the quarter totaling approximately 37,000 square feet, and executed approximately 12,000 square feet of new leases that will commence subsequent to the end of the second quarter;

•	Closed on the acquisition of Plaza 25 in Denver, Colorado, a three building 197,000 square foot office property in the exclusive Greenwood Village submarket, for $25.1 million; and

•	Declared a prorated dividend in the amount of $0.183 per share for the second quarter 2014, which was paid on July 17, 2014.

“We are very pleased with our second quarter performance,” commented James Farrar, Chief Executive Officer. “Since completing our IPO in April, we have closed on two acquisitions in key target markets, built a robust pipeline of future opportunities while continuing to enhance the value of our existing portfolio. Our portfolio’s occupancy levels, including recently signed leases that have not commenced increased to 92.5% at quarter end. During the quarter we refinanced the existing debt on our Amberglen property with a 5 year mortgage. At the end of the quarter 100% of our debt was fixed rate with a weighted average maturity of 5.9 years. The stability of our portfolio combined with the strong performance of our targeted submarkets and our conservative capital structure enabled us to pay our inaugural quarterly dividend of $0.235, which was prorated to $0.183 per share for the period we were a publicly traded company. We believe that the strength of our existing properties together with the demand for office space in our markets positions us to increase net operating income and create value for our stockholders.”

Financial Results for the Second Quarter 2014

Core Funds From Operations (Core FFO) was $2.6 million or $0.22 per fully diluted share. Adjusted funds from operations (AFFO) was also $0.22 per fully diluted share. Net loss attributable to the Company since the IPO was $1.9 million, or ($0.24) per fully diluted share. The Company began operations upon completion of its formation transactions and initial public offering (“IPO”) in April 2014 and therefore had no comparative results for the second quarter of 2013. Second quarter results include the operations of the Predecessor Company for the period between April 1, 2014 and April 20, 2014. Results for this period reflect the Predecessor Company’s interest expense. A majority of the Predecessor Company’s debt was refinanced in conjunction with the IPO.

A reconciliation of Core FFO and AFFO to GAAP net income can be found at the bottom of this release.

Portfolio Operations

The Company reported that its total portfolio as of June 30, 2014 contained 2.1 million net rentable square feet and was 92.5% occupied, including recently signed leases not commenced, at the end of the second quarter 2014. The occupancy level will increase to 93.1% based on the inclusion of the Lake Vista Pointe acquisition, which was completed on July 18, 2014.

Leasing

During the second quarter, the Company commenced 3 new leases and 2 renewals totaling 37,000 square feet, and executed 12,000 square feet of new leases that will commence subsequent to the end of the second quarter.

Acquisitions

The Company completed the acquisition of Plaza 25 in Denver, Colorado on June 4, 2014 for a purchase price of $25.1 million. Plaza 25 is a three building 197,000 square foot office property in the exclusive Greenwood Village submarket. The property was 93.3% occupied at closing and is anticipated to generate an initial full-year cash net operating income yield of approximately 8.1% based on the purchase price.

Subsequent Events

On July 18, 2014, the Company announced the completion of the acquisition of Lake Vista Pointe in Dallas, Texas for a purchase price of $28.4 million. Lake Vista Pointe is a 163,000 square foot office property in the growing Lewisville, Texas submarket. The property is leased to a single tenant through 2021, with a 5 year extension option. The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 7.8% based on the purchase price, with contractual annual rent escalations. The acquisition was financed with an $18.5 million mortgage that has been fixed at a 4.28% interest rate for 10 years.

Capital Structure

During the quarter the Company completed its IPO resulting in net proceeds of approximately $72.5 million.

As of June 30, 2014, the Company had total outstanding debt of approximately $155.0 million. All of the Company’s outstanding debt is fixed rated with a weighted average maturity of 5.9 years. In June 2014, the Company increased the total borrowing capacity on its revolving credit facility from $15 million to $30 million with the addition of the Plaza 25 property to the borrowing base collateral.

Dividend

On May 12, 2014, the Company’s board of directors declared an initial, prorated cash dividend of $0.183 per share for the quarterly period from April 21, 2014 through June 30, 2014, which is equivalent to a full quarterly dividend of $0.235. The dividend was paid to stockholders and common unitholders on July 17, 2014.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on August 14, 2014.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cityofficereit.com. The conference call can be accessed by dialing 1-888-317-6016 for domestic callers and 1-412-317-6016 for international callers.

A replay of the call will be available later in the day on August 14, 2014, continuing through midnight Eastern Time on October 14, 2014 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10049830. A replay will also be available at “Webcasts & Events” in the “Investor Relations” section of the company’s website.

A supplemental financial package to accompany the discussion of the results will be posted on www.cityofficereit.com under the “Investor Relations” section.

Forward-looking Statements

This press release contains “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements that are not statements of historical facts are, or may be deemed to be, forward looking statements. Forward looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include factors described in our news releases and filings with the Securities and Exchange Commission. The Company does not have any obligation to publicly update any forward looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

FFO, Core FFO and AFFO are supplemental non-GAAP financial measures.

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT’) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – Management believes that Core FFO is a useful measure of our operating performance. We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, the one-time loss on early extinguishment of Predecessor debt, changes in the fair value of the earn-out and the amortization of stock based compensation.

Adjusted Funds From Operations (“AFFO”) – Management believes that AFFO is a useful measure of our liquidity. We compute AFFO by adding to FFO the non-cash amortization of deferred financing fees, and non-real estate depreciation, and then subtracting cash paid for any tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rents, deferred market rent and debt fair value amortization. For the second quarter, we have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

City Office REIT, Inc. and Predecessor

Condensed Consolidated and Combined Balance Sheets

(Unaudited)

	June 30, 2014	Predecessor December 31, 2013
Assets
Real estate properties, cost
Land	$57,673,760	$30,164,513
Building and improvement	97,665,522	62,908,338
Tenant improvement	22,507,580	14,590,971
Furniture, fixtures and equipment	198,114	198,114

	178,044,976	107,861,936
Accumulated depreciation	(10,949,359)	(7,735,450)

	167,095,617	100,126,486

Investments in unconsolidated entity	—	4,337,899
Cash and cash equivalents	10,175,937	7,127,764
Restricted cash	12,809,664	7,368,124
Rents receivable, net	6,287,588	4,680,284
Deferred financing costs, net of accumulated amortization	2,734,641	1,167,666
Deferred leasing costs, net of accumulated amortization	2,482,529	2,302,841
Acquired lease intangibles assets, net	25,281,548	13,751,563
Prepaid expenses and other assets	2,386,945	296,572
Deferred offering costs	—	1,830,950

Total Assets	$229,254,469	$142,990,149

Liabilities and Equity
Liabilities:
Debt	$155,002,462	$109,916,430
Accounts payable and accrued liabilities	4,817,775	2,347,999
Deferred rent	438,770	1,488,618
Tenant rent deposits	1,861,194	1,361,641
Acquired lease intangibles liability, net	692,085	167,346
Dividends payable	2,094,400	—
Earn-out liability	7,057,351	—

Total Liabilities	171,964,037	115,282,034

Commitments and Contingencies (Note 9)
Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 8,192,915 shares issued and outstanding	81,939	—
Additional paid in capital	45,121,480	—
Accumulated deficit	(3,443,504)	—
Predecessor equity	—	26,624,375

Total Stockholders’ and Predecessor Equity	41,759,915	26,624,375
Operating Partnership noncontrolling interests	16,274,888	—
Noncontrolling interests in properties	(744,371)	1,083,740

Total Equity	57,290,432	27,708,115

Total Liabilities and Equity	$229,254,469	$142,990,149

City Office REIT, Inc. and Predecessor

Condensed Consolidated and Combined Statements of Operations

(Unaudited)

	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
Revenues:
Rental income	$7,714,275	$14,951,033
Expense reimbursement	502,772	952,814
Other	176,162	471,822

Total Revenues	8,393,209	16,375,669

Operating Expenses:
Property operating expenses	2,267,612	4,522,074
Insurance	169,568	322,426
Property taxes	561,208	1,022,312
Property management fees	186,162	393,779
Acquisition costs	343,803	1,150,147
Base management fee	185,176	185,176
Stock based compensation	285,142	285,142
General and administrative	364,303	414,303
Depreciation and amortization	3,415,807	6,575,784

Total Operating Expenses	7,778,781	14,871,143

Operating income/(loss)	614,428	1,504,526
Interest Expense:
Contractual interest expense	(1,785,288)	(3,954,535)
Amortization of deferred financing costs	(136,879)	(1,129,046)
Loss on early extinguishment of Predecessor debt	(1,654,826)	(1,654,826)

	(3,576,993)	(6,738,407)
Change in fair value of earn-out	(104,865)	(104,865)
Gain on equity investment	—	4,474,644
Equity in income of unconsolidated entity	—	—

Net loss	(3,067,430)	(864,102)
Less:
Net loss attributable to noncontrolling interests in properties	69,044	78,970
Net loss/(income) attributable to Predecessor	240,057	(1,973,197)
Net loss attributable to Operating Partnership unitholders’ noncontrolling interests	814,127	814,127

Net loss attributable to stockholders	$(1,944,202)	$(1,944,202)

Net loss per share:
Basic and diluted	$(0.24)	$(0.24)

Weighted average common shares outstanding:
Basic and diluted	8,057,521	8,057,521

Dividends/distributions declared per common share and unit	$0.18	$0.18

City Office REIT, Inc.

Reconciliation of Net Income to Adjusted Funds from Operations

(Unaudited)

Three Months Ended June 30, 2014
Net loss attributable to stockholders[1,2,3,4]	$(1,944,202)
Depreciation and amortization	3,415,807
Operating Partnership unitholders’ noncontrolling interest	(814,127)
Net loss attributable to Predecessor	(240,057)

417,421
Non-controlling interests in properties:
Share of net loss	(69,044)
Share of FFO	(183,291)

Funds from Operations (“FFO”)[1,2,3,4]	$165,086

Acquisition costs	343,803
Loss on early extinguishment of Predecessor debt	1,654,826
Change in fair value of earn-out	104,865
Stock based compensation	285,142

Core FFO[1,2,3,4]	$2,553,722

Straight line rent adjustment	(416,847)
Above and below market leases	101,497
Amortization of deferred financing costs	136,879
Net tenant improvement	(65,430)
Net leasing commissions	(85,190)
Net capital expenditures	(85,836)
Free rent funded at closing	401,160

Adjusted Funds from Operations (“AFFO”)[1,2,3,4]	$2,539,955

Total number of common stock and common units outstanding at June 30, 2014	11,797,091

Core FFO per share	$0.22

AFFO per share	$0.22

(1)	The results of operations for the three months ended June 30, 2014 reflect the results of operations of the Predecessor from April 1, 2014 through April 20, 2014 and of City Office REIT, Inc. from April 21, 2014 to June 30, 2014.
(2)	Interest expense was approximately $148,000 higher due to larger debt balances and higher interest rates of the Predecessor prior to City Office REIT’s IPO on April 21, 2014.
(3)	Includes Plaza 25 results beginning at acquisition date on June 4, 2014.
(4)	Excludes the results of Lake Vista Pointe as the asset was acquired subsequent to quarter-end.

Contact

City Office REIT, Inc.

Anthony Maretic

+1-604-806-3366

investorrelations@cityofficereit.com